Exhibit 99.1

DIRECTV Holdings LLC and DIRECTV Financing Co., Inc. Close Offering of $1.25 Billion Senior Notes and Announces Redemption of 4.750% Senior Notes due 2014

EL SEGUNDO, Calif.—March 20, 2014 (BUSINESS WIRE)— DIRECTV Holdings LLC and DIRECTV Financing Co., Inc. (collectively, the “Issuers”), indirect subsidiaries of DIRECTV (NASDAQ:DTV), announced today the closing of their public offering of $1.25 billion aggregate principal amount of 4.450% Senior Notes due 2024 (the “Notes”). The Issuers gave notice of their intention to redeem any and all outstanding aggregate principal amount of their 4.750% Senior Notes due 2014 (the “2014 Notes”) on April 24, 2014 (the “Redemption Date”). The 2014 Notes will be redeemed at a price based on the remaining scheduled payments of principal and interest using a discount rate equal to the Treasury Rate (as defined in the indenture governing the 2014 Notes) in effect as of April 21, 2014, plus 40 basis points, together with accrued and unpaid interest, if any, to the Redemption Date. The aggregate principal amount of the Notes outstanding on March 20, 2014, was $1,000,000,000.

The Issuers have instructed The Bank of New York Mellon Trust Company, N.A., as trustee for the 2014 Notes, to distribute a Notice of Redemption to all registered holders of the 2014 Notes on March 25, 2014. The Issuers intend to use the net proceeds from the offering of the Notes to redeem the 2014 Notes as well as for general corporate purposes, which may include a distribution to DIRECTV for purposes of funding repurchases under its share repurchase program and other corporate purposes.

The Issuers have filed a registration statement on Form S-3 (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering of the Notes. Interested parties should read the prospectus in that registration statement, the prospectus supplement for the offering of the Notes and the other documents that the Issuers have filed with the SEC that are incorporated by reference into the prospectus supplement for more complete information about the Issuers and the offering of the Notes. These documents are available at no charge by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, copies of the prospectus and preliminary prospectus supplement relating to the offering will be made available by any underwriter or dealer participating in the offering to interested parties who make a request by calling toll free Barclays Capital Inc. at 1-888-603-5847, or Citigroup Global Markets Inc. at 1-800-831-9146, or Goldman, Sachs & Co. at 1-866-471-2526 or UBS Securities LLC at 1-877-827-6444, ext. 5613884.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

NOTE: This press release may include or incorporate by reference certain statements that we believe are, or may be considered to be, “forward-looking statements” within the meaning of various provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements generally can be identified by use of statements that include phrases such as “believe,” “expect,” “estimate,” “anticipate,” “intend,” “plan,” “foresee,” “project” or other similar words or phrases. Similarly, statements that describe our objectives, plans or goals also are forward-looking statements. All of these forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or from those expressed or implied by the relevant forward-looking statement. Such risks and uncertainties include, but are not limited to: increased competition; increasing programming costs and our ability to renew programming contracts under favorable terms; increased subscriber churn or subscriber upgrade and retention costs; potential material increase in subscriber acquisition costs; general economic conditions; risks associated with doing business internationally, which for DIRECTV Latin America include political and economic instability and foreign currency exchange rate volatility and controls; pace of technological development; potential intellectual property infringement; loss of key personnel; satellite construction or launch delays; satellite launch and operational risks; loss of a satellite; theft of satellite programming signals; U.S. and foreign governmental and regulatory action; ability to maintain licenses and regulatory approvals; significant debt; indemnification obligations; forgoing transactions to avoid significant tax-related liabilities; reliance on network and information systems; and the outcome of legal proceedings. We may face other risks described from time to time in periodic reports filed by us with the U.S. Securities and Exchange Commission.

DIRECTV (NASDAQ:DTV) is one of the world’s leading providers of digital television entertainment services. Through its subsidiaries and affiliated companies in the United States, Brazil, Mexico and other countries in Latin America, DIRECTV provides digital television service to 20.25 million customers in the United States and 17.59 million customers in Latin America. DIRECTV sports and entertainment properties include two regional sports networks (Rocky Mountain and Pittsburgh) and minority ownership interests in Root Sports Northwest and Game Show Network. For more information on DIRECTV, visit directv.com.

DIRECTV
Media contact:
Darris Gringeri
(212) 205-0882
or
Investor Relations:
(310) 964-0808

Source:	DIRECTV
DIRECTV Holdings LLC
DIRECTV Financing Co., Inc.